Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	January 13, 2012 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2011 OPERATING RESULTS

CLEVELAND, OH, January 13 Hickok Incorporated (OTC Bulletin Board: HICKA.QB), a Cleveland based supplier of products and services for automotive, emissions testing,  locomotive, and aircraft industries, today reported operating results for the fourth quarter and the fiscal year ended September 30, 2011.

For the quarter ended September 30, 2011, the Company recorded a net loss of $14,923 or $.02 per share, compared with a net loss of $527,184 or $.42 per share, in the same period a year ago. Sales in the fourth quarter were $1,366,530, up 63% from $837,880 a year ago.

For the 2011 fiscal year the Company reported a net loss of $672,535 or $.54 per share, compared with a net loss of $949,496 or $.76 per share, in the same prior year period. Sales were $5,068,613, down 13% compared to $5,259,012 a year ago. Fiscal 2010 sales benefited from the delivery of Diesel Fuel Injector Testers to all franchised dealerships of a major truck OEM while Fiscal 2011 had no unusually large orders in the year. During Fiscal 2011 the Company implemented further cost cutting measures that by the end of the year brought expenses in-line with the sales realities.

Robert L. Bauman, President and CEO, said, "We are moving in the right direction, although not yet a profit our fourth quarter results showed a dramatic improvement over the past several quarters and years. Our actions to reduce costs to match annual revenues have paid off and we are looking forward to a positive bottom line in the near future.” He also said, “Our markets are still soft but the strategy we have been executing is gaining momentum and we expect significant improvement in 2012 results. In addition, the Company closed a deal with a current shareholder and a new investor on December 30, 2011 that we believe will provide the liquidity the Company needs to more aggressively pursue a growth strategy. That deal along with other arrangements also had the benefit of our independent auditors removing the 'going concern qualification' in our audited financial statements.”

Backlog at September 30, 2011 was $593,000, an increase of 12% from the backlog of $529,000 a year earlier. The  increase was due primarily to increased orders for indicators and gauges of $114,000. In addition, automotive diagnostic products orders to OEM's increased by approximately $75,000 offset by a decrease of $106,000 for non-emission aftermarket products and $19,000 for emission products.

At September 30, 2011, the Company had current assets of $3,016,871 (5.3 times current liabilities), and working capital of  $2,447,080. These compare to September 30, 2010 current assets of $3,312,428 (6.3 times current liabilities), and working capital of $2,783,776. At September 30, 2011 shareholder's equity was $2,620,809 or $2.10 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2012, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2011	2010	2011	2010
Net sales	$1,366,530	$837,880	$5,068,613	$5,259,012
Income (loss) before Income tax	(14,923)	(527,184)	(672,535)	(949,496)
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	(14,923)	(527,184)	(672,535)	(949,496)

Basic income (loss) per share	(.02)	(.42)	(.54)	(.76)
Diluted income (loss) per share	(.02)	(.42)	(.54)	(.76)

Weighted average shares outstanding	1,248,095	1,248,095	1,248,095	1,248,095